UNIT EXCHANGE AGREEMENT

This Unit Exchange Agreement (the “Agreement”) is entered into as of August 28, 2006 by and among ORION ETHANOL, LLC (the “Orion”), and each of the members of GATEWAY HOLDCO, L.L.C., a Kansas limited liability company (“Gateway”) that execute this Agreement on the signature page hereto (each a “Member” and collectively, the “Members”). Each of the parties hereto is referred to as a “Party,” and collectively, as the “Parties”.

BACKGROUND

Each of the Members is a member of Gateway holding the respective percentage ownership interest (Profits & Losses) and voting interest in Gateway reflected opposite each such Member’s name on Schedule A attached hereto as evidenced by the number of Class A and/or Class B Units of Gateway reflected on Schedule A attached hereto and the related rights of such Member in, and obligations under, the Operating Agreement of Gateway, dated March 30, 2006 (the “Gateway Operating Agreement”) (collectively, the “Gateway Interests”). Each such Member desires to Transfer to Orion its Gateway Interests in exchange for the number of membership interests in Orion as specified on Schedule A along with all of the related rights of a member of Orion under the Operating Agreement of Orion, dated August __, 2006 (the “Orion Operating Agreement”) (the “Orion Interests”). Orion desires to acquire the Gateway Interests from the respective Members and assume each such Member’s obligations under the Operating Agreement.

Article 7 of the Gateway Operating Agreement provides, among other things, that Members may Transfer their Gateway Interests as part of a Permitted Transfer. The Members have obtained the consent of all of the Members and the unanimous consent of the Board to treat the Transfer contemplated hereby as a Permitted Transfer under the Gateway Operating Agreement.

Section 7.2 of the Gateway Operating Agreement provides that a transferee of a Member’s Interest shall become a Substitute Member in place of the transferor of such Interest if (a) the transferor has stated such intention in a written instrument of assignment; (b) the Transferee has executed an instrument agreement to be bound by the terms and conditions of the Gateway Operating Agreement; and (c) if required by the Board, the transferor has furnished the Gateway with an opinion of counsel, satisfactory to the Board, that the proposed Transfer will not have any of the consequences described in Section 7.1 of the Gateway Operating Agreement. The Members desire that Orion become a Substitute Member hereunder and this Agreement is intended to satisfy the requirements for Orion to become a Substitute Member.

The transactions contemplated hereby are being consummated in furtherance of a plan to hereafter effect an exchange of all of the outstanding Equity Securities (as defined in the Orion Operating Agreement) of Orion for shares of the common stock of a company (the “Public Company”) that is obligated to file periodic reports with the US Securities and Exchange Commission and whose shares are eligible for quotation on the NASD Over-the Counter Bulletin Board (the “Reverse Merger Transaction”) .

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.  Defined Terms. Each capitalized term used but not otherwise defined in this Agreement has the meaning set forth for such term in the Gateway Operating Agreement or the Orion Operating Agreement, as applicable.

2.  Exchange; Warrants; Additional Public Company Shares.

(a) Each Member does hereby sell, assign and transfer unto Orion, all of the right, title and interest of such Member in and to such Member’s Gateway Interests, including without limitation any and all right, title and interest which such Member may have (as a result of owning such Member’s Gateway Interests) in and to the Gateway Operating Agreement, Gateway’s property and capital, distributions of Gateway’s cash or other property, and allocations of profits, gains, losses and tax credits made by Gateway with respect to the Gateway Interests or otherwise. In exchange for such assignment by each such Member of such Member’s Gateway Interests as aforesaid, Orion hereby grants and issues to each such Member the Orion Interests specified opposite such Member’s name on Schedule A as represented by Units of Orion as specified on Schedule A, including without limitation any and all right, title and interest which such Member is entitled to (as a result of owning such Member’s Orion Interests) under the Orion Operating Agreement, in Orion’s property and capital, in distributions of Orion’s cash or other property, and in allocations of profits, gains, losses and tax credits made by Orion with respect to such Member’s Orion Interests or otherwise.

(b) In addition to the number of Units representing the Orion Interests that each Member will receive pursuant hereto, as a condition to the closing of the Reverse Merger Transaction, Orion shall cause the Public Company to issue to each Member a warrant exercisable for a number of shares of the Public Company’s Common Stock that is equal to the quotient of (i) twenty percent (20%) of such Member’s original investment in Gateway, divided by the price (the “Investor Purchase Price”) paid by investors for shares of the Public Company’s Common Stock in the next common stock equity financing round in which the Public Company receives proceeds of at least $20 million (the “PIPE”). The warrants will have an exercise price equal to 125% of the Investor Purchase Price and a term of 3 years following the date of the closing of the PIPE. For example, if a Member’s original investment in Gateway was $1,500,000 and the Investor Purchase Price is $10 per share of Public Company Common Stock, then such Member would receive a warrant for the purchase of 30,000 shares of Public Company Common Stock at an exercise price of $12.50. The Warrant would have a term of three years from the date of the closing of the PIPE.

(c) As a condition to the closing of the Reverse Merger Transaction, the Members of Orion Development, LLC shall enter into a Make Whole Agreement with the Members of Gateway in the form of Exhibit A hereto, pursuant to which such Orion Development Members shall agree to transfer to the Gateway Members additional shares of the Public Company Common Stock received by such Orion Development Members in the Reverse Merger Transaction such that the percentage interest of the Members of Gateway in the Public Company shall increase to 62.09 % if the PIPE does not close by July 31, 2007.

3.  Assumption of Obligations and Agreement to be Bound by Operating Agreement. As required by Section 7.2 of the Gateway Operating Agreement, each Member hereby states its intention that upon the completion of the transfer of the Gateway Interests to Orion as contemplated hereby, Orion shall become a Substitute Member under the Gateway Operating Agreement. Orion hereby accepts such assignment of all of the Gateway Interests being assigned to Orion as reflected on Schedule A and hereby expressly assumes all of the rights, obligations and liabilities of the Members under and with respect to the Gateway Interests and agrees to be bound by the Gateway Operating Agreement as a member thereunder. Each of the Members hereby accepts Orion’s grant and issuance of the Orion Interests and agrees to be bound by the terms of the Orion Operating Agreement as a member thereunder.

4.  Record of Assignment. Upon the execution and effectiveness of this Agreement, the Parties shall notify Gateway’s Board and request that the assignment of the Gateway Interests to Orion be recorded in Gateway’s records so that Orion stands in the name of the Members on the books of Gateway and Orion shall cause the grant and issuance of Orion Interests to the Members to be recorded in its records so that the Members shall become members of Orion thereunder.

5.  Schedule of Members. The Members shall cause Exhibit A, the Schedule of Members, to the Gateway Operating Agreement to be amended so as to reflect Orion’s ownership of the Gateway Interests and Orion shall amend Exhibit A, the Schedule of Members, to the Orion Operating Agreement so as to reflect each Member’s ownership of its Orion Interests as reflected on Schedule A hereto.

6.  Put/Call Right. If the Reverse Merger Transaction is not consummated within sixty (60) days following the date hereof (the “Outside Date”), then (a) each Member shall have the right for a period of thirty (30) days following the Outside Date to cause Orion to redeem such Member’s Orion Interests from such Member in exchange for the Gateway Interests acquired from such Member hereunder, and (b) Orion shall have the right for a period of thirty (30) days following the Outside Date to cause all Members to acquire the Gateway Interests acquired by Orion hereunder from Orion in exchange for the redemption of such Member’s Orion Interests.

7.  Representations and Warranties of the Members. Each Member hereby represents and warrants to Orion as follows:

(a) Such Member owns the Gateway Interests set forth opposite such Member’s name on Schedule A, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever.

(b) Such Member has not, since acquiring its Gateway Interests, ever granted to any person an option or right to purchase or otherwise acquire its Gateway Interests, by contract of sale or otherwise.

(c) Such Member has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

(d) This Agreement has been duly and validly executed and delivered by such Member and constitutes a valid, binding obligation of such Member, enforceable against such Member in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

(e) Such Member is an “Accredited Investors” as defined in Regulation D promulgated under the Act.

(f) The Orion Interests specified opposite such Member’s name on Schedule A are being acquired by such Member for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Orion Interests, except in connection with the Reverse Merger Transaction, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Act, and the rules and regulations promulgated thereunder, except in connection with the Reverse Merger Transaction.

(g) Such Member has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Orion Interests.

(h) Such Member has reviewed copies of such documents and other information as such Member has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Orion Interests.

(i) Such Member understands that the Orion Interests may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom.

(j) Such Member understands and has the financial capability of assuming the economic risk of an investment in the Orion Interests for an indefinite period of time.

(k) Such Member understands the tax consequences and risks of this transaction, and will seek professional assistance in reviewing the tax consequences this transaction and in the preparation of its tax returns.

8.  Representations and Warranties of Orion. Orion hereby represents and warrants to each Member as follows:

(a) The Orion Interests, when issued, sold and delivered pursuant to the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) Orion has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Orion and constitutes a valid, binding obligation of Orion, enforceable against Orion in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

(d) Orion is an “Accredited Investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

(e) The Gateway Interests are being acquired by Orion for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Gateway Interests, except in connection with the Reverse Merger Transaction, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Act, and the rules and regulations promulgated thereunder, except in connection with the Reverse Merger Transaction.

(f) Orion has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Gateway Interests.

(g) Orion has reviewed copies of such documents and other information as Orion has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Gateway Interests.

(h) Orion understands that the Gateway Interests may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom.

(i) Orion understands and has the financial capability of assuming the economic risk of an investment in the Gateway Interests for an indefinite period of time.

(j) Orion understands the tax consequences and risks of this transaction, and will seek professional assistance in reviewing the tax consequences this transaction and in the preparation of its tax returns.

9.  Further Assurances. Each Party shall execute and deliver or cause to be executed and delivered from time to time, whether prior to or after Closing, such instruments, documents, agreements, consents and assurances and take such other actions, as may reasonably be required, to carry out the intent of this Agreement.

10.  Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

11.  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to conflict of laws principles.

12.  Construction. This Agreement has been negotiated and prepared jointly by all parties hereto, has been reviewed by legal counsel to each Party, and, as such, shall not be construed against or in favor of any Party by reason of the drafting of any provision by any Party or by legal counsel thereto.

13.  Counterparts. This Agreement may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which take together shall constitute one and the same agreement.

14.  Headings. The headings, captions, and arrangements used in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

15.  Amendment. This Agreement may only be amended by a written agreement signed by each of the parties hereto.

[Signature Pages Follow]

[Orion Board Signature Page]

The Board of Orion hereby authorizes and approves the foregoing Agreement, consents to all of the terms and conditions stated therein and authorizes the officer of Orion that has executed the Agreement above to so execute the Agreement. The Board hereby approves the admittance of the Members executing the Agreement as Members of Orion pursuant to Section 4.2 of the Orion Operating Agreement. If the Put/Call right provided for in Section 8 of the Agreement is exercised as contemplated thereby, then the Board shall be deemed to have approved such transaction through this written consent.

DIRECTOR

By:	/s/ Patrick N. Barker
Patrick N. Barker

[Orion Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

ORION:

ORION ETHANOL, LLC

By:	/s/ Patrick Barker
Name: Patrick Barker
Title: President

[Member Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

MEMBER:

GATEWAY INVESTORS, LLC
Print Name of Member Above

By:	/s/ Gateway Investors, LLC
Name:
Title:

Address: 248 E. Berg Road
Salina, KS 67401

[Member Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

MEMBER:

J. PORTER LOOMIS
Print Name of Member Above

By:	/s/ J. Porter Loomis
Name:
Title:

Address: 420 S. Thompson Street
Pratt, KS 67124

[Member Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

MEMBER:

CARGILL BIOFUELS INVESTMENTS, LLC
Print Name of Member Above

By:	/s/ Cargill Biofuels Investments, LLC
Name:
Title:

Address: 15407 McGinty Road West
Minne Tonka, MN 55343

EXHIBIT A

Form of Make Whole Agreement

(See Attached)

Schedule A

Name of Member	Percentage Ownership (Profits & Losses) in Gateway being transferred to Orion	Percentage Voting Interest in Gateway being transferred to Orion	Number of Class A/ Class B Units in Gateway being transferred to Orion	Number of Units of Orion being Issued to Member in Exchange for Member’s Gateway Interests
Wildcat Holdco, LLC	45.498%	45.455%	9600	7,365
Gateway Investors, LLC	7.109%	7.102%	1500	1,151
J. Porter Loomis	2.369%	2.367%	500	384
Cargill Biofuels Investments, LLC	7.109%	7.102%	1500	1,151

TOTAL	62.085%	62.026%	13,100	10,051